
                           Exhibit 11


                      Frontier  Corporation


           Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)





                                          3 Months Ended     9 Months Ended
                                          September 30,       September 30,
(In thousands, except per share data)    1995      1994     1995        1994
------------------------------------------------------------------------------
Income applicable to common stock     $(138,209)  $47,110 $(34,083)   $132,388
  Add:  Interest on convertible
          debentures                        139       139      416         416
------------------------------------------------------------------------------
                                       (138,070)    47,249  (33,667)     132,804

  Less:  Increase in related federal
           income taxes                      49        48      146          145
-------------------------------------------------------------------------------
  Adjusted income applicable to       $(138,119)   $47,201 (38,813)    $132,659
  common stock
===============================================================================
Average Common Shares Outstanding       152,972    149,090 150,742      147,798
  (excluding common stock
   equivalents)
Adjustments for:
   Convertible Debentures (1)                 -        503       -          503
   Stock Options (1)                          -     12,071       -       12,308
------------------------------------------------------------------------------
Adjusted common shares assuming
conversion of outstanding Convertible
Debentures and Stock Options
at beginning of each period             152,972    161,664  150,742     160,609
===============================================================================
Earnings per share of common stock
on a fully diluted basis              $    (.90)  $    .29  $  (.23)   $   .83



(1) Convertible debentures and common stock equivalents are not applicable to the calculation when earnings are negative.